As filed with the Securities and Exchange Commission on June 27, 2001
                         Registration Statement No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------
                             Cedar Income Fund, Ltd.
             (Exact name of registrant as specified in its charter)

           MARYLAND                                        42-1241468
 (State or other jurisdiction                          (I.R.S. employer
of incorporation or organization)                     identification number)
                             44 SOUTH BAYLES AVENUE
                         PORT WASHINGTON, NEW YORK 11050
                                 (516) 767-6492
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            LEO S. ULLMAN, PRESIDENT
                             CEDAR INCOME FUND, LTD.
                             44 SOUTH BAYLES AVENUE
                         PORT WASHINGTON, NEW YORK 11050
                                 (516) 767-6492
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                             MARTIN H. NEIDELL, ESQ.
                          STROOCK & STROOCK & LAVAN LLP
                                 180 Maiden Lane
                            New York, New York 10038
                      -------------------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.
                      -------------------------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box|_|

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------- ----------------------------------------------------------------
                                               Proposed Maximum     Proposed Maximum
Title of Shares to be      Amount to be       Offering Price        Aggregate Offering       Amount of
Registered                 Registered          Per Unit             Price(1)                Registration Fee
---------------------      ----------------   ------------------    -------------------     -----------------
Common Stock               150,000 Shares      $3.50                $525,000                 $131.25
----------------------     ----------------   ------------------    -------------------     -----------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457 (c) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 27, 2001

                         150,000 Shares of Common Stock

                             CEDAR INCOME FUND, LTD.
                             ----------------------

     This is an offering of shares of common stock of Cedar Income Fund, Ltd. by the selling stockholders identified in this prospectus. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. The shares may be sold at market prices, at prices related to market prices or at negotiated prices. We will not receive any of the proceeds from the offering.

     Our shares of common stock are traded on The Nasdaq SmallCap Market under the symbol CEDR. On June 27, 2000, the last reported sale price of our common stock on The Nasdaq SmallCap Market was $3.50 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

                  The date of this Prospectus is June ___, 2001

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

o    Annual Report on Form 10-K for the year ended December 31, 2000;

o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

o    Current Report on Form 8-K filed on June 6, 2001.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         Investor Relations
         Cedar Income Fund, Ltd.
         44 South Bayles Avenue
         Port Washington, New York  11050
         (516) 767-6492

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                   THE COMPANY

     We are a real estate investment trust that, through our operating partnership, Cedar Income Fund Partnership, L.P., a Delaware limited partnership, owns and operates two office properties aggregating approximately 104,000 square feet, located in Jacksonville, Florida; and Bloomington, Illinois. In addition, through The Point Shopping Center LLC in which our operating partnership is the sole member, we own a 50% interest in The Point Associates, L.P., the entity that owns The Point Shopping Center, located in Harrisburg, Pennsylvania.

     We are organized under the laws of the state of Maryland. Our principal executive office is located at 44 South Bayles Avenue, Port Washington, New York 11050, telephone (516) 767-6492.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered hereby.

                              SELLING STOCKHOLDERS

     The following table shows the names of the selling stockholders, the number of shares owned beneficially by each of them as of June 27, 2001, the number of shares to be sold and the number of shares to be owned by each of them after completion of the offering, assuming all of the shares being offered are sold.

                                  SHARES BENEFICIALLY           SHARES OF
                                         OWNED               COMMON STOCK TO      SHARES BENEFICIALLY
                                   PRIOR TO OFFERING             BE SOLD         OWNED AFTER OFFERING


        SELLING STOCKHOLDER          NUMBER       PERCENT                        NUMBER         PERCENT

Rudolf Dick Bakhuizen                30,000        4.33%         30,000               0           0%

Thomas Moeskops                      30,000        4.33%         30,000               0           0%

Harry van de Moesdijk                30,000        4.33%         30,000               0           0%

Uni-Invest Holdings, N.V.            60,000        8.67%         60,000               0           0%


     The selling stockholders may be deemed to be underwriters under the Securities Act of 1933.

            DETERMINATION OF OFFERING PRICE AND PLAN OF DISTRIBUTION

     The sale of shares by the selling stockholders may be effected from time to time in transactions on The Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

                                  LEGAL MATTERS

     Stroock & Stroock & Lavan LLP, New York, New York, will pass on the validity of the shares.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the distribution of the Shares (all of which shall be paid by the Company) being registered hereunder (other than underwriting discounts) are set forth in the following table (all amounts except the SEC registration fee are estimated):

Securities and Exchange Commission Registration Fee...........      $     131
Accounting Fees and Expenses..................................      $   2,500
Legal Fees and Expenses.......................................      $   5,000
Printing Expenses.............................................      $   1,000
Miscellaneous.................................................      $   2,369
     Total....................................................      $  11,000
                                                                    =========


Item 15.  Indemnification of Directors and Officers.

     The Company is a Maryland corporation. The Company's Articles of Incorporation contain a provision limiting the liability of the directors and officers to the fullest extent permitted by Section 5-349 of the Courts and Judicial Proceedings Code of Maryland. The Company's Articles of Incorporation also contain a provision permitted under Maryland General Corporation Law eliminating (with limited exceptions) each director's personal liability for monetary damages for breach of any duty as a director. In addition, the Company's Articles of Incorporation and Bylaws provide for the Company's indemnification of its directors and officers from certain liabilities and expenses, as well as advancement of costs, expenses and attorneys' fees, to the fullest extent permitted under Maryland General Corporation Law. Such rights are contract rights fully enforceable by each beneficiary thereof, and are in addition to, and not exclusive of, any other right to indemnification.

Item 16.  Exhibits.

       5.1     --    Opinion of Stroock & Stroock & Lavan LLP as to the legality of the Shares.
       23.1    --    Consent of Stroock & Stroock & Lavan LLP (included in
                     Exhibit 5.1).
       23.2    --    Consent of Ernst & Young LLP.
       24      --    Power of Attorney (included on signature page of this
                     Registration Statement).
---------------

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Port Washington, State of New York , on June 27, 2001.

                                  CEDAR INCOME FUND, LTD.


                                  By:     /s/ Leo S. Ullman
                                          ----------------------------------
                                          Leo S. Ullman
                                          Chairman of the Board of Directors
                                          and President

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leo S. Ullman and Brenda J. Walker, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         Title                          Date

/s/ Leo S. Ullman                 Chairman of the Board of       June 26, 2001
-----------------------------     Directors and President
Leo S. Ullman                     (Principal Executive
                                  Officer)

/s/ Brenda J. Walker              Vice President and Director    June 25, 2001
-----------------------------     (Principal Financial
Brenda J. Walker                  Officer)

/s/ Ann Manieri                   Controller (Principal          June 25, 2001
-----------------------------     Accounting Officer)
Ann Maneri

/s/ James J. Burns                Director                       June 25, 2001
-----------------------------
James J. Burns

/s/ J. A. M. H. der Kinderen      Director                       June 26, 2001
-----------------------------
J. A. M. H. der Kinderen

/s/ Everett B. Miller, III        Director                       June 26, 2001
-----------------------------
Everett B. Miller, III

                                  Exhibit Index

Exhibits                     Description
--------                     -----------

5.1      --      Opinion of Stroock & Stroock & Lavan LLP as to
                 the legality of the Shares.
23.1     --      Consent of Stroock & Stroock & Lavan LLP (included
                 in Exhibit 5.1).
23.2     --      Consent of Ernst & Young LLP.
24       --      Power of Attorney (included on signature page of
                 this Registration Statement).